EXHIBIT 15.1
To the Board of Directors and Shareholders
SYSCO Corporation
     We are aware of the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of SYSCO Corporation for the registration of $1,000,000,000 in debt securities of our reports dated November 5, 2007 and February 4, 2008 relating to the unaudited consolidated interim financial statements of SYSCO Corporation that are included in its Forms 10-Q for the quarters ended September 29, 2007 and December 29, 2007.
/s/ Ernst & Young LLP
Houston, Texas
February 5, 2008